CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                                OF CALGENE, INC.



     Calgene, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation on May 19, 1993 duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and presenting said amendment to the stockholders of the corporation at the next annual meeting for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That the Board of Directors of this corporation approves an amendment to paragraph (a) of Section 4 of the Certificate of Incorporation of this corporation to read in its entirety as follows:

         " 4. (a) This corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Fifty-Five Million (55,000,000) of which Fifty Million (50,000,000) are Common Stock and Five Million (5,000,000) are Preferred Stock. The aggregate par value of all shares of Common Stock is $50,000 and the par value of each such share is $.001. The aggregate par value of all shares of Preferred Stock is $5,000 and the par value of each such share is $.001."

     SECOND: That pursuant to the above resolution, the matter was presented at the annual meeting of the stockholders of the corporation which was duly called and held on November 17, 1993, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, Calgene, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Roger H. Salquist, its Chairman and Chief Executive Officer, and attested by Michael J. Motroni, its Vice President of Finance and Secretary, this 27th day of January, 1994.


                                  CALGENE, INC.



                                  By:  /c/ Roger H. Salquist
                                     -----------------------
                                     Chairman and Chief
                                     Executive Officer



Attest:



By:  /c/ Michael J. Motroni
     ----------------------
     Vice President of Finance
     and Secretary






                                  VERIFICATION


     The undersigned, the Chairman and Chief Executive Officer and the Vice President of Finance and Secretary, respectively, of Calgene, Inc., a Delaware corporation, each declare under penalty of perjury that the matters set forth in this certificate are true and correct of his own knowledge.

     Executed at Davis, California, on January 27, 1994.




                                  By:  /c/ Roger H. Salquist
                                       -----------------------
                                       Chairman and Chief
                                       Executive Officer



                                  By:  /c/ Michael J. Motroni
                                       ----------------------
                                       Vice President of Finance
                                       and Secretary